UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported):  December 23, 2008

PRETORIA RESOURCES TWO, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52901	26-0383696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4392 Enchantment Cove Lane, Charlotte, NC		28216
(Address of principal executive offices)		(Zip Code)

 (Registrant's telephone number, including area code):    704-398-9714

11908 Darnestown Road, North Potomac, MD 20878  (970) 247-5886
(Former name, former address and former, fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

The information required by this item is included under Item 5.01 and is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

On December 23, 2008, Gail Davis and Barbara Deadwiley, the sole directors and officers of Pretoria Resources Two, Inc. (the "Company"), resigned from all position held by them as of said date, effective immediately.  In addition, Ms. Davis returned for cancellation 900,000 shares of common stock registered in her name and Ms. Deadwiley returned for cancellation 100,000 shares of common stock registered in her name, representing all of the shares of common stock registered in their respective names as of said date.

Ms. Davis and Ms. Deadwiley advised that they were disinclined to continue allocating the resources required to permit the Company to satisfy its reporting requirements under the Securities Exchange Act of 1934, as amended.

On December 23, 2008, the board of directors appointed Allison Carroll to serve as the Company's sole director and as its President and Secretary.  Also on December 23, 2008, the Board accepted the subscription of Ms. Carroll to purchase 1,000,000 shares of common stock for an aggregate price of $100, representing the par value per share.  The Company issued the shares to Ms. Carroll pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended.  Ms. Carroll advises that she utilized her personal funds to pay the purchase price for the shares acquired.

Upon the acquisition of the shares, Ms. Carroll is the owner of all of the outstanding shares of common stock of the Company.

The net effect of the transactions that transpired on December 23, 2008 represent a change in control of the Company

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    The information required by this item is included under Item 5.01 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRETORIA RESOURCES TWO, INC.

Dated: December 24, 2008
	By:	/s/ Allison Carroll
Allison Carroll, President